Registration No. 333-150055

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-150055

UNDER THE SECURITIES ACT OF 1933

EXACTECH, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2603930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2320 Northwest 66th Court
Gainesville, Florida 32653
(352) 377-1140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel C. Phillips Chief Financial Officer 2320 Northwest 66th Court Gainesville, Florida 32653 (352) 377-1140
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Jaret L. Davis, Esq. Drew M. Altman, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Ave. Suite 4400 Miami, Florida 33131 (305) 579-0500

Approximate date of commencement of proposed sale to the public: Exactech, Inc. is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under the registration statement.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

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DEREGISTRATION OF SECURITIES
This post-effective amendment (the “Post-Effective Amendment”), filed by Exactech, Inc.., a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the Registration Statement No. 333-150055, originally filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2008 (the “Registration Statement”).
On October 22, 2018, the Company entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated as of December 3, 2017 (the “Merger Agreement”) with Osteon Holdings, Inc., a Delaware corporation (“Parent”), and Osteon Merger Sub, Inc., a Florida corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”). On February 14, 2018, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of Parent (the “Merger”).
In connection with the Merger, the Company is terminating the offering of its Shares pursuant to the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on 14, 2018. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

EXACTECH, INC.

By:	/s/ Joel C. Philips
Name: Joel C. Phillips
Title: Chief Financial Officer